Exhibit 99.1

November 28, 2008	FOR IMMEDIATE RELEASE

For more information, contact:
First Place Financial Corp.	Camco Financial Corporation
Steven R. Lewis, President & CEO	Richard C. Baylor, President & CEO
David W. Gifford, CFO	740-435-2020
330-373-1221

First Place Financial Corp. and Camco Financial Corporation Merger Terminated

WARREN, Ohio and CAMBRIDGE, Ohio — First Place Financial Corp. (Nasdaq: FPFC), the holding company for First Place Bank headquartered in Warren, Ohio, and Camco Financial Corporation (Nasdaq: CAFI), the holding company for Advantage Bank headquartered in Cambridge, Ohio, announced today that, by mutual consent as provided for by the definitive agreement executed on May 7, 2008, the planned acquisition of Camco by First Place has been terminated.

Under the terms of the agreement, neither party will incur any termination fees due to the cancellation of the merger and the parties further agreed to mutually release one another from any claims of liability relating to the merger transaction.

Steven Lewis, CEO and Richard Baylor, CEO both agreed that deteriorating market conditions had adversely impacted the prospects for the proposed combination at this time and that termination of the agreement was in the best interests of their respective shareholders.

About First Place Financial Corp.

First Place Financial Corp., a $3.4 billion financial services holding company based in Warren, Ohio. First Place Financial Corp. operates 44 retail locations, 2 business financial service centers and 18 loan production offices through the First Place Bank and Franklin Bank divisions of First Place Bank. Additional affiliates of First Place Financial Corp. include First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC; and APB Financial Group, Ltd., an employee benefit-consulting firm and specialist in wealth management services for businesses and consumers. Information about First Place Financial Corp. may be found on the company’s website at www.firstplacebank.com.

About Camco Financial Corporation

Camco Financial Corporation, holding company of Advantage Bank, is a multi-state financial services holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliate, Camco Title Agency, offer relationship banking that includes commercial, small business and consumer financial services, internet banking and title insurance services from 23 offices in Ohio, Kentucky and West Virginia. Additional information about Camco Financial Corporation may be found on the Company’s websites at www.camcofinancial.com and www.advantagebank.com.